Exhibit 10.5

PREMIUM SECURED CONVERTIBLE NOTE AGREEMENT

This Convertible Note Agreement ("Agreement") is made and effective on June 30, 2009,

BETWEEN:	GENMED HOLDING CORP. (the "Company"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at:

Röntgenlaan 27
2719 DX Zoetermeer
Netherlands

AND:	G.M.W. HIBMA ("Note Holder 1"), an individual residing at:

Langestammerdijk 31
1109 BL Amsterdam
Netherlands

AND:	TOTAL LOOK B.V. ("Note Holder 2"), a corporation organized and existing under the laws of the Netherlands, with its head office located at:

Langestammerdijk 31
1109 BL Amsterdam
Netherlands

WHEREAS, as per June 30, 2009, the Company owes Note Holder 1, a total amount of $712,610.97 of which $601,808.82 was lent by Note Holder 1 to the Company, during the period till March 31, 2008, to fund the Company’s operations and $110,802.15 is for unpaid interest for these loans. These loans are unsecured and bears an annual interest of 8%.

WHEREAS, as per June 30, 2009, the Company owes Note Holder 2, a total amount of €151,134.75 of which €143,636.47 was lent by Note Holder 2 to the Company to fund the Company’s operations and €7,498.28 is for unpaid interest for this loan. At June 30, 2009 these amounts were converted into US Dollars, according Oanda’s EUR/USD exchange rate of 1,40484, which resulted in a total amount in US Dollars owed to Note Holder 2 of $212,320.15 of which $201,786.26 is for the loan and $10,533.89 for unpaid interest.

WHEREAS, as per June 30, 2009, both loans and interest payable are in default and due to be repaid to the Note Holders

WHEREAS, both Note Holder 1 and Note Holder 2 are willing to combine and to consolidate their loans and interest receivable, as per June 30, 2009, from the Company and to enter into one Convertible Debenture for the sum of the total amounts receivable by Note Holder 1 and Note Holder 2, together being $924,931.12.

WHEREAS, the Company is prepared to grant the request of the Note Holders to convert, to combine and to consolidate their amounts receivable from the Company into one new 100% Premium Secured Convertible Promissory Note and issue this to TOTAL LOOK BV.

In consideration of the mutual covenants and conditions herein contained, the parties hereby agree, represent and warrant as follows:

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1.	ISSUE OF NOTES

a.
The Company will authorize the issuance of a 100% Premium Secured Convertible Note (hereinafter called "Note") in the aggregate principal amount of $925,000 (nine-hundred and twenty-five thousand US Dollars)  to be dated JUNE 30, 2009 and to mature on JUNE 30, 2010, bearing interest on the unpaid principal thereof at the rate of 8% per annum until maturity, payable on JUNE 30, 2010.

b.
For the purposes of calculating interest for any period for which the interest shall be payable, such interest shall be calculated on the basis of a 30 day month and a 365 day year. The Company will promptly and punctually pay to Note Holder or its nominee the interest on the Note held by Note Holder without presentment of the Note. In the event the Company defaults on any installment of interest or principal, then the Holder of the Note may, at his option, without notice, declare the entire principal and the interest accrued thereon immediately due and payable and may proceed to enforce the collection thereof.

c.
The Company will also authorize the issuance of 23,125,000 shares of its common stock (hereinafter called "The Stock") and will authorize the issuance of and reserve for such purchase such a number of additional shares of common stock (hereinafter called the "Conversion Stock") as may from time to time be the maximum number required for issuance upon conversion of the Notes pursuant to the conversion privileges hereinafter stated.

2.	SALE AND PURCHASE OF NOTES AND STOCK

The Company will sell the Note to the Note Holder, who agrees to have purchased the principal amount of the Note, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein.

3.	REPRESENTATIONS AND WARRANTIES BY THE COMPANY

a.
Company is a corporation duly organized and existing in good standing under the laws of the State of NEVADA has the corporate power to own its own property and to carry on in the business as it is now being conducted.

b.
There is no action or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court or administrative agency, the determination of which might result in any material adverse change in the business of the Company.

c.
The Company has title to the respective assets including the assets reflected on the financial statements for the period ending MARCH 31, 2009 and which assets are subject to no liens, mortgages, encumbrances or charges.

d.
The Company is not a party to any contract or agreement or subject to any restriction which materially and adversely affects its business, property or assets, or financial condition, and neither the execution nor delivery of this Agreement, nor the confirmation of the transactions contemplated herein, nor the fulfillment of the terms hereof, nor the compliance with the terms and provisions hereof and of the Note, will conflict with or result in the breach of the terms, conditions or provisions or constitute a default, under the Articles of Incorporation or Code of Regulations of the Company or of any Agreement or instrument to which the Company is now a party.

e.
The Company has not declared, set aside, paid or made any dividend or other distributions with respect to its capital stock and has not made or caused to be made directly or indirectly, any payment or other distribution of any nature whatsoever to any of the holders of its capital stock except for regular salary payments for services rendered and the reimbursement of business expenses.

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f.
The Company owns or possesses adequate licenses or other rights to use, all patents, trademarks, trade names, trade secrets, and copyrights used in its business. No one has asserted to the Company that its operations infringe on the patents, trademarks, trade secrets or other rights utilized in the operation of its business.

4.	REPRESENTATIONS AND WARRANTIES BY THE NOTE HOLDERS

The Note Holder represent and warrant that:

a.
The Note Holder is subscribing for the Note and Stock for investment purposes and not with the view to or for sale in connection with any distribution thereof and that they have no present intent to sell, give or otherwise transfer the Notes or Stock.

b.	The Note Holder state he is a resident of the NETHERLANDS.

c.	The Note Holder understand that this is a highly speculative investment in a Company which is insolvent both from a legal and an equity standpoint.

d.	Note Holder state that he will be active in the affairs of the business of the Company.

5.	PREPAYMENT OF THE NOTES

The Company shall have the right to make prepayments on principal of the Notes at any time. Such prepayment shall be accompanied by a payment of all accrued interest to date. There shall be no premium for the amount so prepaid.

6.	CONVERSION

a.
The Holder of the Note at any time up to and including the maturity date (or, as to the Note to which notice of prepayment shall have been given, at any time up to the close of business on the third business day prior to the day fixed for prepayment) but not thereafter may convert the Note in whole or in part into as many fully paid and non-assessable shares of Common Stock of the Company as the principal amount of the Note so converted at a multiple of $0.04 per share (“the Fixed Conversion Price”) upon surrender of the certificate representing the Note to the Company at its principal office in the City of ZOETERMEER. If the Note shall be converted in part, the Company shall, at its option and without charge to the Holder, either (I) execute and deliver to the Holder a Note for the balance of the principal amount so converted, or (ii) make note thereon of the principal of the amount converted.

b.	Upon conversion of the Note, all accrued and unpaid interest on the principal amount converted shall be paid to the Holder by the Company.

c.	The Company shall take all necessary steps to maintain the registration for the shares held subject to the conversion privilege as described in this section.

d.
In the case the Company shall issue or sell any share of its Common Stock (other than the Stock Shares issued upon conversion of the Note) without consideration or for consideration per share less than the conversion price of $0,04 per share, then forthwith upon such issuance or sale, the conversion price of the Note shall be adjusted to the price equal to the price for which the Company shall issue or sell any share of its Common Stock.

e.
In case the Company shall at any time divide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision should be proportionately reduced, and, conversely, in the case of outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the actual conversion price in effect immediately prior to such combination shall be proportionately increased.

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f.
No fractional share of Common Stock shall be issued upon conversion of the Note. If any the Holder of the Note shall have converted the Note held by him other than a principal amount so small that less than a whole share of Common Stock would be issuable upon conversion thereof, the Company may elect to prepay such balance, with interest accrued thereon to the date fixed for prepayment, or  leave the same outstanding until the maturity of the Note.

g.
In any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Note (other than a change in stated value or from no par to par value) or in the case of any consolidation or merger of the Company with any other corporation, or in the case of the sale and conveyance to another corporation or person of the property of the Company in its entirety or substantially as an entirety, the Company shall, as a condition precedent to such transaction, case effective provisions to be made that the Holder of the Note then outstanding shall have the right thereafter to convert the Note into the kind and amount of shares of Stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a Holder of the number of shares of Common Stock in the Company into which the Note might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

7.	COVENANTS

a.
The Company covenants that so long as the Note is in existence, it will deliver to the Holder thereof (i) as soon as practical, after the end of such quarterly period, in each fiscal year, consolidated income and surplus statements of the Company; (ii) as soon as practical , after the end of each fiscal year, a consolidated income and surplus statement of the Company, and (iii) with reasonable promptness, such other financial data as the Holder may request in writing.

b.
The Company covenants that, so long as the Note is outstanding, it will permit the Holder of the Note to visit and inspect, at the Holder's expense, any of the property of the Company, including its books and records, and to discuss affairs, finances and accounts with its officers.

c.	The Company covenants that, without the written consent of the Holder of the principal amount of the Note, it will not:

i
Create or suffer to exist any mortgage, pledge, encumbrance, lien or charge of any kind on any of its properties or assets, whether now owned or hereafter acquired except for (i) mortgages, encumbrances, liens or charges which are now in existence; (ii) mortgages, liens, charges and encumbrances (a) for taxes, assessments or governmental charges or levies on property of the Company if the same shall not be due or delinquent or thereafter can be paid without penalty, or being contested in good faith and by appropriate proceedings; (b) of mechanics and material men for sums not yet due or being contested in good faith and by appropriate proceedings; or (c) in connection with workers' compensation, unemployment insurance and other state employment legislation.

ii
Assume, guarantee, endorse or otherwise become liable in connection with the obligations, stock or dividends of any person, firm or corporation except in the ordinary course of business by endorsement of a negotiable instrument in the course of collection.

iii	Merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any person, firm or corporation.

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8.	EVENT OF DEFAULT

a.
The breach of any of the events or conditions contained in Section 7 of this Agreement shall constitute an event of default under this Agreement. The Holders of the Note may give written notice of such breach and if the Company shall within 45 days after receipt of such written notice have failed to correct such occurrence or condition, then the Holder of the Note may, at its option and without notice, declare the entire principal and interest accrued thereon immediately due and payable and may proceed with collection.

b.
If the Company has made a material misrepresentation in connection with this Agreement or with the transactions contemplated by this Agreement, or if the Company makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for the Company; or if any proceeding involving the Company is commenced under any bankruptcy, reorganization, arrangement, insolvency, statute or law, such event shall be deemed a default which will immediately entitled the Holder of the Note, at their option and without notice, to declare the entire amount of interest accrued thereon immediately due and payable and proceed to enforce the collection thereof.

c.
In case of default in the payment of any installment or principal, the Holder of the Note may, at their option and without notice, declare the entire principal and the interest accrued thereof immediately due and payable and may proceed to enforce the collection thereof.

9.	MISCELLANEOUS

a.
Any and all notices, approvals or other communications to be sent to the parties shall be deemed validly and properly given if made in writing and delivered by hand or by registered or certified mail, return receipt requested, and addressed to the Company at its principal office or to the Holder of the Note at the addresses given to the Company by the Note Holder.

b.	This Agreement may not be modified, amended or terminated except by written agreement executed by all the parties hereto.

c.
The waiver of any breach or default hereunder shall not be considered valid unless in writing and signed by the party giving such notice and no waiver shall be deemed a waiver of any subsequent breach or default of same.

d.	The paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such.

e.
The validity, construction, interpretation and enforceability of this Agreement and the Notes executed pursuant to this Agreement shall be determined and governed by the laws of the State of NETHERLANDS.

f.	This Agreement shall be binding upon and inure to the benefit of the company and its successors and assigns.

g.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, Company and Note Holders have executed this agreement at ZOETERMEER on JUNE 30, 2009.

COMPANY	NOTE HOLDER 1

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

NOTE HOLDER 2

Authorized Signature

Print Name and Title

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